UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2005

INVISA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50081	65-1005398
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IIRS Employer Identification No.)

6935 15th Street East, Suite 120, Sarasota, Florida 34243

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (941) 355-9361

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Agreement of a Registrant.

On June 21, 2005, the Company expanded the existing Credit Facility which it entered into on June 1, 2005. The Credit Facility was reported in the Company’s 8-K filed on June 1, 2005. As expanded, the Credit Facility, which initially provided the Company with the right to borrow up to $50,000, was expanded to a maximum borrowing amount of $150,000. As of the date hereof, the Company has borrowed $ 47,000 under the Credit Facility. The remaining terms of the Credit Facility are as previously reported.

Item 7.01    Regulation FD Disclosure

On June 21, 2005, the Company entered into a Subscription Agreement to sell 666,666 shares of its Common Stock for $.075 per share and granted an option to purchase an additional 666,666 shares at the same price. The option expires on the first to occur of July 20, 2005, or five business days after an investment of $500,000 or more is committed to and accepted by the Company from an institutional investor.

The Company’s operations have returned to normal with all essential aspects of its business, including customer and technical support, sales, assembling and delivering product, collecting accounts receivable, and development of new products, being conducted. The Company’s essential employees, including the Chief Operations Officer, Carl Parks, and Chief Technology Officer, Robert Ferguson, are full time. With the current Cash Shortage resolved, the Company is seeking additional funding to support operations and implement the Company’s longer-term business objectives.

Item 9.01 Financial Statements and Exhibits

(a) Exhibits

Exhibit No.	Description
10.46	First Amendment to Facility Loan Agreement
10.47	Subscription Agreement
10.48	Press Release filed under Item 7.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVISA, INC.

Date: June 22, 2005	By:	/s/ Stephen A. Michael
Stephen A. Michael
Title: Acting President